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                                                                      Exhibit B
                                 TENDER OFFER

                                      for

                          all of the Ordinary Shares

                   represented by American Depositary Shares

                                      of

                             TERRA NETWORKS, S.A.

                                      by

                               TELEFONICA, S.A.

                                      for

              cash in the amount of the U.S. dollar equivalent of
                    Euro 05.25 per Ordinary Share tendered

              THE TENDER OFFER COMMENCES ON MONDAY, JUNE 23, 2003

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           THE TENDER OFFER WILL EXPIRE AT 6:00 P.M., NEW YORK CITY
                       TIME, ON WEDNESDAY, JULY 23, 2003
                      UNLESS THE TENDER OFFER IS EXTENDED

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                    NO WITHDRAWAL RIGHTS WILL BE AVAILABLE

                 ALL TENDERS ARE UNCONDITIONAL AND IRREVOCABLE

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To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

Telefonica, S.A., a company organized under the laws of the Kingdom of Spain ("Telefonica" or the "Company"), is making an offer (the "Tender Offer") of cash in the amount, without interest, of the U.S. dollar equivalent of Euro
05.25 (net of applicable fees, taxes and expenses including, without limitation, the fees payable to the depositary bank for the Terra ADSs in connection with the cancellation of Terra ADSs and delivery to the Terra Shares represented thereby, in an amount not exceeding U.S.$0.04 per Terra ADS cancelled) for each outstanding ordinary share, par value Euro 02.00 per share (the "Terra Shares") of Terra Networks, S.A., a company organized under the laws of the Kingdom of Spain ("Terra"), including Terra Shares represented by American Depositary Shares (the "Terra ADSs"), each Terra ADS representing one Terra Share, upon the terms and subject to the conditions set forth in the enclosed Prospectus for the Take-Over Bid Launched by Telefonica, S.A. for Terra Networks, S.A., authorized by the Comision Nacional del Mercado de Valores of Spain (the "CNMV") on June 19, 2003 and dated June 18, 2003 (the "Prospectus"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Terra ADSs in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Prospectus;

2. A Letter of Transmittal for your use in accepting the Tender Offer and tendering Terra ADSs and for the information of your clients; and

3. A printed form of letter that may be sent to your clients for whose accounts you hold Terra ADSs, with space provided for obtaining such clients' instructions with regard to the Tender Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE AS THE TENDER OFFER WILL EXPIRE AT 6:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JULY 23, 2003, UNLESS THE TENDER OFFER IS EXTENDED.

Please note the following:

1. Tender Agent:

   Citibank, N.A. has been appointed as Tender Agent by the Company for the Tender Offer.

2. Information Agent:

   Georgeson Shareholder has been appointed as Information Agent by the Company for the Tender Offer. Any questions you may have with respect to the ways in which Terra Shares may be tendered in the form of Terra ADSs in the Tender Offer should be directed to the Information Agent at (800) 249-1370.

3. Securities Subject to the Tender Offer:

   The Tender Offer is being made for all issued and outstanding Terra Shares, including Terra Shares represented by Terra ADSs. Holders of Terra Shares represented by Terra ADSs validly tendered in the Tender Offer will receive cash, without interest, in the amount of the U.S. dollar equivalent of Euro
   05.25 (after deduction of applicable fees, taxes and expenses, including, without limitation, fees payable to the depositary bank for the Terra ADSs in connection with the cancellation of such Terra ADSs and delivery of the Terra Shares represented thereby in an amount not exceeding U.S. $0.04 per Terra ADS cancelled) for each Terra Share represented by a Terra ADS validly tendered.

4. Conditions:

   The Tender Offer is conditioned upon the valid tender of the number of Terra Shares which, taken together with the number of Terra Shares that Telefonica already owns, represents at least 75% of Terra's share capital.

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5. Terra's Position:

   As of the date of the Prospectus, Terra's board of directors has not yet stated its position with respect to the Tender Offer. The laws of the Kingdom of Spain, however, require Terra's board of directors to state its position with respect to the Tender Offer within ten days after receipt of notice from the CNMV of its authorization of the Tender Offer.

6. Method for Tender; Delivery of Tender Offer Consideration:

   Any holder of Terra Shares represented by Terra ADSs wishing the acceptance of this Tender Offer must (1) if the holder holds Terra Shares represented by Terra ADSs in certificated form, deliver duly completed acceptance documents, together with the certificates evidencing the Terra ADSs representing the Terra Shares to the Tender Agent or (2) if the holder holds Terra Shares represented by Terra ADSs through The Depository Trust Company ("DTC"), tender by means of the book-entry tender procedures of DTC, in each case prior to the expiration of the Tender Offer. No alternative, conditional or contingent tenders will be accepted.

   All tendering holders of Terra Shares represented by Terra ADSs waive any right to receive any notice of the acceptance of their Terra Shares represented by Terra ADSs for payment. Under no circumstances will interest be paid on the purchase price of the Terra ADSs, regardless of any extension of the Tender Offer or any delay in payment of the purchase price.

7. Guaranteed Delivery Procedures:

   No guaranteed delivery procedures will be made available under the Tender Offer.

8. Withdrawal Rights:

   No withdrawal rights are available in the Tender Offer. All tenders of Terra Shares represented by Terra ADSs are unconditional and irrevocable.

Telefonica will not pay any fees or commissions to any broker or dealer or other person (other than the Tender Agent and the Information Agent as described in the Prospectus) for soliciting tenders of Terra ADSs pursuant to the Tender Offer. Telefonica will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers. Telefonica will not pay any stock transfer taxes applicable to its purchase of Terra Shares represented by Terra ADSs pursuant to the Tender Offer.

Requests for additional copies of the enclosed materials should be directed to the Information Agent at the telephone number listed above.

June 23, 2003

                                                  Very truly yours,

                                                  CITIBANK, N.A.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, TERRA, THE TENDER AGENT, THE INFORMATION AGENT OR ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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